Stendra Tablets

patheon

Metuchen Pharmaceutical LLC

Revision History

Proposal Number	Date Issued	Key Revisions
C-CRC-286511-R0	November 11, 2021	First Issue
C-CRC-286511-R1	November 24, 2021	- Made Validation stability optional - Made Bulk Hold Time Study included in project - Updated validation costs
C-CRC-286511-R2	January 7, 2022	- Updated T&C’s/Signature Box - Updated Budget Summary
C-CRC-286511-R3	January 13, 2022	- Updated T&C’s/Signature Box

Proposal # C-CRC-286511-R3	Metuchen Pharmaceutical LLC
January 13, 2022	Stendra Tablets
Confidential	Page 2 of 31

Contents

Part A: Project Overview		4
1.	Executive Summary of the Opportunity	4
2.	Proposed Site – Cincinnati Operations	5
3.	Product Features and Assumptions	6
4.	Key Assumptions to be Finalized	7
Part B: Budget Summary		8
1.	Pricing	8
2.	Costs Included in Grand Total	12
3.	Costs Not Included in Grand Total (Non-Exhaustive)	12
4.	Key Pricing Requisites:	13
5.	Capital Requirements	13
Part C: Technology Transfer & Feasibility Activities		14
1.	Project Start Up	14
2.	Analytical Services	15
3.	Microbiology	15
4.	Feasibility Batch Manufacturing	16
5.	Comparative Dissolution	16
6.	Packaging Line Trial Bottles - Optional	16
7.	Bulk Hold Time Study	16
8.	Stability – Bulk Hold Optional	17
9.	Validation Services	18
10.	Stability – Validation (Optional)	19
11.	Regulatory Management	20
Part D: Key Technical Parameters		21
1.	Manufacturing Parameters	21
2.	Packaging Parameters	23
3.	Testing Conditions	23
4.	Supply Chain	24
Part E: Legal Terms and Conditions		25

Proposal # C-CRC-286511-R3	Metuchen Pharmaceutical LLC
January 13, 2022	Stendra Tablets
Confidential	Page 3 of 31

Part A: Project Overview

1.	Executive Summary of the Opportunity

Patheon, part of Thermo Fisher Scientific (“Patheon”), values the opportunity to collaborate with Metuchen Pharmaceutical LLC (“Metuchen”) as a strategic partner for the manufacturing and packaging of Stendra Tablets. Patheon strives to meet key project milestones such as, the successful technology transfer and subsequent support for commercial manufacturing and packaging.

Certain details of this project require clarification between the parties and therefore a number of assumptions have been made based on Patheon’s best estimates. Patheon would be pleased to discuss this opportunity further and breakout the activities into executable phases for the convenience of Metuchen. Commercial supply activities and prices are presented in the Commercial Pricing Proposal C-CRC-286512-R0 (or latest revision).

Patheon will be responsible for the following core services:

1.1	Supply of raw materials and packaging components, with the exception of the Drug Substance (“DS”), which is to be furnished by Metuchen.
1.2	Technology transfer activities per Part B: Budget Summary.
1.3	API identification test and all QC testing requirements for raw materials, packaging components and finished product.

This Project Proposal and the Legal Terms and Conditions herein represent the full agreement regarding the subject matter between the parties identified below (the “Contract”). The Contract describes the Services to be performed by Patheon in accordance with the Legal Terms and Conditions of the Contract. In the event of a conflict between this Project Proposal and the Legal Terms and Conditions the Legal Terms and Conditions shall control. Unless earlier terminated in accordance with the Contract, the term of the Contract is from the Effective Date until completion by Patheon of these Services.

Proposal # C-CRC-286511-R3	Metuchen Pharmaceutical LLC
January 13, 2022	Stendra Tablets
Confidential	Page 4 of 31

2.	Proposed Site – Cincinnati Operations

Patheon’s Cincinnati Operations, Ohio USA, offers both commercial manufacturing and fully integrated pharmaceutical development services (PDS). Cincinnati Operations also serves as a Center of Excellence for controlled and sustained release solid oral dosage forms. Development scale soft and hard gel capsules, osmotic release dosage forms, multi-layer tablets, active coating, hot melt extrusion and pelletization are among the dosage forms and technologies offered at the site.

Cincinnati Operations has been registered with the US DEA for more than 30 years. With US DEA manufacturing registrations (schedule II to V), analytical registrations (schedule I to V), and distribution registrations (schedule III to V), the facility is equipped to fully accommodate controlled drug product requirements.

Site Regulatory History

Date of Inspection	Regulatory Authority	Inspection Type
Mar-2021	Russian	PAI
Jan-2021	Russian MIT	PAI
Mar-2020	Health Canada	PAI + General GMP
Feb-2020	Russian MIT	Product Renewal
Jan-2020	US FDA	PAI + General GMP
Dec-2019	US FDA	PAI
Feb-2019	US FDA	PAI
Jul-2018	Russian Inspection	PAI
Feb-2018	FDA (US)	General GMP and PAI
Sep-2017	ANVISA (Brazil)	General GMP
May-2017	FDA (US)	Follow-Up Inspection
Mar-2017	Russian Authority	General GMP
Feb-2017	US FDA	Follow-Up Inspection
Dec-2016	German Inspectorate	PAI
Mar-2016	FDA (US)	PAI and GMP
Mar-2016	ANVISA (Brazil)	PAI and GMP
Aug-2015	FDA (US)	PAI
Jan-2015	EMA (Germany)	PAI and GMP

Proposal # C-CRC-286511-R3	Metuchen Pharmaceutical LLC
January 13, 2022	Stendra Tablets
Confidential	Page 5 of 31

3.	Product Features and Assumptions
3.1	API: Avanafil
•	Indication: Erectile Dysfunction
•	Patheon’s preliminary categorisation: Category 2
•

Pending Patheon’s receipt and review of the mechanism of action, therapeutic indication and therapeutic dose, and receipt of the Investigator’s Brochure or Toxicity Summaries for the API, then it is assumed for the purposes of this project proposal that Patheon can handle the API from a current capability, safety and licensing perspectives.

3.2	Key product parameter overview:

Product	Strength	Solid Form	Packaging Configuration
Stendra Tablets	50mg, 100mg, 200mg	Tablet	Bulk, Optional 30ct Bottle

3.3	Territories – U.S.A.

Proposal # C-CRC-286511-R3	Metuchen Pharmaceutical LLC
January 13, 2022	Stendra Tablets
Confidential	Page 6 of 31

4.	Key Assumptions to be Finalized:

Certain details of this project require clarification between the parties and therefore a number of assumptions have been made at this point in time. The following key estimations will be discussed and agreed between the parties either during the technology transfer project phase. All technical parameters will be confirmed during the validation phase.

Assumption	Justification/Action
An optimum batch size for the manufacturing area/equipment has been proposed.	To maximize efficiency and reduce cost.

The standard Patheon hold times are suitable for the batch size proposed. Batch size to be further evaluated during the feasibility activities and confirmed on completion of the process validation phase.

Further details on the stability data and hold times for the finished product should be provided by Metuchen.
Defect characteristics and AQL limits are according to Patheon Standard Protocols and within the visual inspection equipment’s capability.	AQL limits to agreed and defined during the technology transfer phase.
Patheon’s standard hours for testing have been considered.

Testing costs for raw materials, packaging components and finished product are based on Patheon’s best estimates. Testing labour may be subject to change after agreement on testing methods and specifications.

The number of PV batches to be manufactured to qualify the process is 3.

The number of PV batches required has been estimated based on Patheon’s standard approach. Number of PV batches and scope of validation can change based on risk assessment. A process validation strategy should be provided by Metuchen.

The number of feasibility and process validation batches required has been estimated based on Patheon’s standard approach.	The number of feasibility and process validation batches required is to be agreed between the parties.

Proposal # C-CRC-286511-R3	Metuchen Pharmaceutical LLC
January 13, 2022	Stendra Tablets
Confidential	Page 7 of 31

Part B: Budget Summary

1.	Pricing

THE FOLLOWING COSTS ARE ALL QUOTED IN: USD

ACTIVITY	PRICE
Project Start-Up	$20,000

ACTIVITY	PRICE
Cleaning Residuals Assay (Multiple Surfaces Development and Validation)	$32,320
Drug Substance Identification by IR (Method Evaluation and Method Transfer)	$7,046
Drug Substance Potency and Related Substances Assay by HPLC (Method Evaluation and Transfer)	$17,118
Product Content Uniformity Assay (Method Evaluation and Method Transfer)	$15,894
IR - Product Dissolution Assay by HPLC - (Method Evaluation and Method Transfer)	$15,411
Karl Fischer (Method Evaluation and Method Transfer)	$7,470
Specification Generation (Assumed 3 Specifications)	$2,615
Total	$97,874

MICROBIOLOGY	USD

ACTIVITY				ACTIVITY PRICE	PRICE
Preparation				$1,224
Protocol				$204
No. of Trials	No. of Materials	Pharmacopeia
One Trial	3	1	$6,924
Two Trials	3	1	$10,386
Three Trials	3	1	$13,848
Four Trials	3	1		$17,310
SUB TOTAL (Number of Trials Assumed = 4 Trials)					$18,738
Total					$18,738

ACTIVITY		ACTIVITY PRICE	PRICE

Protocols	(Assumes 1 protocol(s))		$3,260

Manufacturing And Analytical		$92,567
	Total Per Batch	$92,567
	1 Batch TOTAL		$92,567
Back to Back Batch Manufacturing and Analytical		$92,567
	Total Per Batch	$92,567
	2 Back to Back Batch TOTAL		$185,134
Manufacturing Report	(Assumes 1 report(s))		$7,824
Total			$288,785

Proposal # C-CRC-286511-R3	Metuchen Pharmaceutical LLC
January 13, 2022	Stendra Tablets
Confidential	Page 8 of 31

COMPARITIVE DISSOLUTION	USD

ACTIVITY		PRICE
Number of Lots	3
Total Samples	27
Protocol Generation		$4,708

Pullpoint Months	50mg Tablets	100mg Tablets	200mg Tablets	Microbiology	AET	Samples per pullpoint	Cost per pullpoint (Activity price)
C1	X	X	X			9	$135
C2	X	X	X			9	$135
C3	X	X	X			9	$135
		Summary Report Generation					$4,066

		Total					$9,179

PACKAGING LINE TRIAL-BOTTLES	USD

ACTIVITY		ACTIVITY PRICE	PRICE

Protocols	(Assumes 1 protocol(s))	$1,630

Bottle Packaging Line Trial, 3 SKU's		$26,607
	Total Per Batch	$26,607
	1 Batch TOTAL	$26,607

Report	(Assumes 1 report(s))	$3,912

Total	Optional, not included in the Budget Total:	$5,363

BULK HOLD TIME STUDY	USD

ACTIVITY		PRICE
Number of Lots	2
Total Samples	12
Protocol Generation		$3,745

Pullpoint Days	Blend	Core	Microbiology	AET	Samples per pullpoint	Cost per pullpoint (Activity Price)
0 (Initial)	X				2	$3,422
T = 15	X				2	$3,542
T = 30	X		M		2	$4,308
0 (Initial)		X			2	$3,422
T = 15		X			2	$3,542
T = 30		X	M		2	$4,308
		Summary Report Generation				$3,531

		Total				$29,820

STABILITY - BULK HOLD	USD

ACTIVITY		PRICE
Number of Lots	2
Total Samples	22
Protocol Generation		$3,745

Months	/ 75% RH	/ 65% RH	/ 60% RH			per pullpoint	per pullpoint (Activity Price)
Pullpoint Months	40C / 75% RH	30C / 65% RH	25C / 60% RH	Microbiology	AET	Samples per pullpoint	Cost per pullpoint (Activity Price)
0 (Initial)	R	R					$0
T = 1	X	C				2	$3,636
T = 2	X	C				2	$3,836
T = 3	X	C	X			4	$5,933
T = 6	X	C	X			4	$6,833
T = 9		C	X			2	$5,236
T = 12		C	X	M		2	$6,482
T = 18			X			2	$5,222
T = 24			X	M		2	$6,468
T = 36			X	M		2	$7,668
	Summary Report Generation						$3,531

	Total		Optional cost, not included in the Budget Total: $58,590

Proposal # C-CRC-286511-R3	Metuchen Pharmaceutical LLC
January 13, 2022	Stendra Tablets
Confidential	Page 9 of 31

ACTIVITY		PRICE

Continued Process Verification (CPV) Program Start-up		$35,000
Cleaning Validation Assessment		$3,313
Master Validation Plan		$4,821
Process Validation	(3 Strengths)	$40,042
Equipment Cleaning Validation		$42,439

Total		$125,615

ACTIVITY		PRICE
Number of Lots	[9]
Total Samples	[99]
Protocol Generation		$10,486

Months		/ 65% RH				per pullpoint	per pullpoint (Activity Price)
Pullpoint Months	40C / 75% RH	30C / 65% RH	25C / 60% rh	Microbiology	AET	Samples per pullpoint	Cost per pullpoint (Activity Price)
0 (Initial)	R	R					$0
T = 1	X	C				9	$9,994
T = 2	X	C				9	$10,714
T = 3	X	C	X			18	$20,270
T = 6	X	C	X			18	$23,510
T = 9		C	X			9	$15,754
T = 12		C	X	M		9	$20,856
T = 18			X			9	$15,754
T = 24			X	M		9	$20,856
T = 36			X	M		9	$25,176
	Summary Report Generation						$7,276

	Total		Optional cost, not included in the Budget Total: $ 180,646

ACTIVITY		ACTIVITY PRICE	PRICE

50mg Tablets Bulk
Manufacturing and Bulk Packaging	Total Per Batch	$44,600
	3 Batch TOTAL	$133,800

			$133,800

100mg Tablets Bulk
Manufacturing and Bulk Packaging	Total Per Batch	$100,500
	3 Batch TOTAL	$301,500

200mg Tablets Bulk			$301,500

Manufacturing and Bulk Packaging	Total Per Batch	$103,800
	3 Batch TOTAL	$311,400

			$311,400

Total			$746,700

VALIDATION SERVICES - SUB TOTAL	USD	$590,011
VALIDATION BATCHES - SUB TOTAL	USD	$746,700
GRAND TOTAL	USD	$1,336,711
Optional Items are not included in the Budget Total	USD	$324,599

**Please note that Patheon reserves the right to check Client’s creditworthiness and request additional advance payments or additional financial documentation prior to commencement of any Services.

Proposal # C-CRC-286511-R3	Metuchen Pharmaceutical LLC
January 13, 2022	Stendra Tablets
Confidential	Page 10 of 31

STANDARD SHIPMENT SUPPORT
Standard Shipment Support Fee (applies to all shipments originating from a Patheon facility)	$850.00 Per Shipment

Patheon will provide support to Client in preparing the shipment of project material (non-cGMP and cGMP material) for the fixed fee per shipment stated above (“Standard Shipment Support Fee”). The Standard Shipment Support Fee provides for the following Patheon services (“Standard Shipment Support Services”):

•

Preparation of internal documentation to support shipment dispatch (e.g. commercial invoice)

•

Assembly of the shipment

•

Tender shipment to selected courier

For budget purposes, a Standard Shipment Support Fee will be applied for each planned shipment whether electing Courier Management through Total Transportation Management or Client Managed Shipping (Client Carrier) as more fully described in the Shipping Options below.

SHIPPING OPTIONS
Service Selection	Description
(A) Courier Management through Total Transportation Management (“TTM”)

TTM is a service whereby Patheon will manage the couriers for all shipments and lanes, such selection being based on data relating to courier performance across all shipments executed across the Patheon logistics network. The TTM fees will be based on actual shipment characteristics and provides for the following services:

•

Patheon will select the courier from a broad array of vendors managed and qualified through TTM’s quality management system

•

Patheon will coordinate the dispatch of the shipment with selected carrier

•

Patheon will support the facilitation and coordination of necessary documentation as required by a receiving country, including the generation and creation of such documents

•

All shipments will be tracked and traced via the Global Logistics Help Desk from origin to final destination

•

Patheon will assist with the resolution of shipment issues arising during transit and will escalate such issues to the Client in accordance when necessary

The TTM fees will be quoted at the time of shipment in a TTM Freight Quote. Client will be responsible for any charges with respect to services that were not contemplated in this quote including, but not limited to, charges for supplementary services such as detention or demurrage. The Terms and Conditions specified in the applicable TTM Freight Quote issued at the time of shipment will apply.

(B) Client Managed Shipping (Client Carrier)

Client will select the couriers for all shipments and lanes and manage the shipment from origin to destination. All Client carriers will bill any and all freight charges and other costs associated with all Client shipments directly to Client using the Client’s account number(s), and Client shall be solely responsible for the payment of all such charges and other costs.

Proposal # C-CRC-286511-R3	Metuchen Pharmaceutical LLC
January 13, 2022	Stendra Tablets
Confidential	Page 11 of 31

2. Costs Included in Grand Total

2.1	Product manufactured, tested and packaged according to the processing instructions.
2.2

Estimated material costs. Material costs included in this proposal are best estimates based on Patheon’s current standards and specifications and do not include any extraordinary or custom raw materials. Final material costs will be provided after confirmation of Specifications and formal quotations have been received from the suppliers.

2.3	Procurement, storage, inventory control and QC testing of all required raw materials & packaging materials to complete the Services.
2.4	Qualification and auditing of all Common Materials and Supplies suppliers.
2.5	Batch record copies for validation batches.
2.6	Validation Batches and Validation Batch Stability testing.
2.7

API identity test according to Patheon standard incoming process. If Client stipulates a vendor, Client will audit and approve the vendor and ensure cGMP compliance. If Patheon is to release an API or other Client stipulated material based on “ID only”, Client will ensure the required verification testing by an independent laboratory has been completed.

2.8	First Product Approval Inspection (“PAI”) and copy of FDA Report. Additional PAI support will be subject to additional fees.

3. Costs Not Included in Grand Total (Non-Exhaustive)

3.1	Items listed as “Optional” in the Budget Summary
3.2	DS, Client supplied materials and reference standards to be supplied by Client at no cost to Patheon. Reference standards are an Exclusive Item.
3.3	Ongoing annual stability testing program is not included. Patheon can store and test in accordance with an agreed protocol and ICH guidelines.
3.4

Any additional data or report requested by Client beyond the scope of cGMPs and customary FDA or other regulatory agencies requirements will be subject to an additional fee to be agreed upon between Patheon and Client.

3.5	Any specific visual inspection of the bulk or of the finished products outside of standard release testing.
3.6

Regulatory support (such as preparation of Annual Report and Chemistry, Manufacturing, and Controls (“CMC”) files). Regulatory support work is subject to an additional fee see section 11 below for additional details.

3.7	Label copy change and batch record changes initiated by Client.
3.8	Artworks origination and update costs including one off costs at suppliers.
3.9	Testing required to support OOS results or stability failures, testing required in support of complaint investigations and testing of Products that are not related to Patheon’s performance.

Proposal # C-CRC-286511-R3	Metuchen Pharmaceutical LLC
January 13, 2022	Stendra Tablets
Confidential	Page 12 of 31

3.10	Testing does not include Stage II testing. If Stage II testing is needed, it will be covered under a COS (change of scope).

4. Key Pricing Requisites:

4.1	All stated Values / Invoices are in USD ($).
4.2

The Budget in Part B, Section 1, is based on the assumptions set out in this Project Proposal. Should any of the assumptions prove to be incorrect, Patheon reserves the right to amend the Budget Summary.

4.3	Technology Transfer activities to be invoiced on submission of (as applicable):
●	First draft of associated deliverable (e.g. protocol, report, or other executed documentation)
●	Patheon Batch Certificate of Analysis or executed documentation as applicable
●	For stability studies, invoice will be raised:
o	Upon Batch issuance of the protocol first draft
o	Upon issuance of the analytical data sheet after every intermediate time point,
●	Or completion of activity if no deliverable is identified
4.4	Additional services will be agreed under a Change of Scope Agreement.
4.5	The fee for project management is incorporated in the breakdown cost for each activity in the Budget Summary.

5. Capital Requirements

Dedicated equipment, tooling, and change parts will be required to be sourced and purchased at the sole expense of Metuchen to support the manufacture of Stendra Tablets at Patheon. Client will be responsible for the dedicated part requirements listed in this Capital Requirements section. Capital estimates are subject to change pending design of the manufacturing process and would be confirmed at the time of placing an order.

Dedicated Part Requirements - Customer Funded- Patheon Owned	Quantity	Unit cost	Total
Visual Inspection	3	$10,000	$30,000
Compression Tooling	3	$25,000	$75,000
Screens	1	$10,000	$10,000
Contingency			$11,500
Engineering Support			$17,250
Total - Dedicated Part Requirements - Customer Funded - Patheon Owned			$143,750

Prior to expending the capital expenditures, Metuchen will provide confirmation to Patheon to proceed with the purchase of the capital expenditures. Patheon will order the necessary equipment and provide invoices to Metuchen for the costs of the equipment

Proposal # C-CRC-286511-R3	Metuchen Pharmaceutical LLC
January 13, 2022	Stendra Tablets
Confidential	Page 13 of 31

Part C: Technology Transfer & Feasibility Activities

1.	Project Start Up
●	Scientific review of technical documentation, literature review in preparation for project implementation.
●	Technical Risk Assessment: Patheon will perform a technical risk assessment based on the key technical parameters, listed in Part D, relating to the manufacturing process for Stendra Tablets. Patheon will perform the specific activities/items as follows:
o	Identify and assess the criticalities of the project
o	Perform GAP analysis
o	Identify possible solutions
o	Recommend any action/actions to alleviate any identified criticalities
●	Project team set up: scheduling and attendance of cross functional team meeting with for project kick off.
●	Creation of detailed project plan with established timelines.
●	Environmental Health and Safety (“EH&S”) assessment: EH&S safety categorisation for the API, Safe System of Work report, training of Patheon staff and documentation support for receipt of Metuchen materials.
o	Project/Operational Documentation
o	Business and project management
o	Technology transfer protocols and subsequent reports.
o	Bill of materials (BOM)
o	Master Batch Records (MBR)
o	Components specifications
o	API and excipient specification
o	Product specifications
o	Change Control Documents
o	Standard Operating Procedures (SOP)
o	Quality Agreement
o	Validation Master Plan (VMP)

A full compliance check of all existing manufacturing equipment/utilities involved in the manufacturing process used for each product will be performed to ensure qualification and compliance. Preparations and review of protocols and reports associated with all the planned qualification/validation activities are included.

Active Blend – Combustible Dust Data & Industrial Hygiene

• MIE (Minimum Ignition Energy) and Kst Data for active blend will be required if batch sizes greater than 15kg is planned. If data is unavailable, Patheon can contract third party services to obtain. An approximate 500-600g sample of the active blend will be required for testing. Cost is approximately $3,500 USD for both tests and will be billed back to client. Tests will take approximately 2-3 weeks to complete.

• An air sampling (industrial hygiene) method for the API will be required to be provided by the client upon commercialization. If no method is available, Patheon can contract third party services to obtain. An active ingredient sample will be required for method development. The cost is approximately

Proposal # C-CRC-286511-R3	Metuchen Pharmaceutical LLC
January 13, 2022	Stendra Tablets
Confidential	Page 14 of 31

$15,000 to $16,000 USD per Industrial Hygiene Method and will be billed back to client. Method development will take approximately 2-3 weeks to complete.

2. Analytical Services

For each specific analytical method to be transferred, a protocol with pre-defined acceptance criteria will be prepared and agreed with Metuchen, and only upon the successful completion and approval of the associated protocol and report, the method will be deemed successfully transferred. Successful completion means that Patheon’s test results must be within the acceptance criteria range of Metuchen QC laboratory test results.

•

Cleaning residuals assay method validation is based on a single surface. If multiple surfaces validation is required, additional bench hours may be necessary and changes to the price will be covered by a Change of Scope Agreement.

It is assumed that a validated cleaning test method is not available and will be developed and validated by Patheon. It is assumed that full cleaning occurs after each campaign OR batch (where applicable).

Patheon will verify the cleaning process when scaling up to the commercial batch size. Protocol, report and execution activities are included.

Analytical Services
Method Validation	Method Evaluation and Method Transfer
•Cleaning Residuals Assay	•API by IR •Potency and Related Substances •Content Uniformity •Dissolution •Karl Fischer

3. Microbiology

Patheon will validate Microbiological USP/EP test methods required Microbial Limit Tests (MLT) as part of the release and stability testing requirements for cGMP batches. Pricing includes preparation of the appropriate documents to initiate verification, and a summary report upon completion of the suitability study for Client review.

Patheon will perform verification of microbial recovery from pharmacopoeial articles following USP<1227> guideline and USP Harmonized methods (USP<61> and <62>) on Stendra Tablets. A harmonized specification based on USP<1111> will be suggested to meet USP/EP/JP acceptance criteria for pharmaceutical preparations and substances for pharmaceutical use. The verified methods will cover USP, EP and JP compendia for Microbiological Examination of Non-Sterile Products and Antimicrobial Effectiveness Testing (AET).

Each formulation and non proportional dose strength should be verified unless there is justification for matrixing. Adequate trials will be performed with different dilutions targeted to establish recovery. The cost shown applies to three formulations and strengths and four trials. If required, additional costs will be covered by a Change of Scope Agreement.

Proposal # C-CRC-286511-R3	Metuchen Pharmaceutical LLC
January 13, 2022	Stendra Tablets
Confidential	Page 15 of 31

4. Feasibility Batch Manufacturing

R0 Standard approach is to present pricing for 1 manufacturing feasibility batch for each of the three strengths for representative pricing purposes. Patheon will confirm scope with the Client for approval before finalizing the proposal. Manufacture of three feasibility batches would be performed to implement and verify the full operational process. Activities include: Documentation preparation including batch records, protocol generation, execution, QC testing, QA review and manufacturing report.

Upon completion of QA review, recommendations will be made to proceed to process validation/pre-validation or to re-evaluate critical processing requirements, experimentation, equipment train, etc. in an additional feasibility batch.

Pricing is for 3 feasibility batches for the entire project. Patheon will finalize strategy with customer before final approval.

5. Comparative Dissolution

Study to be agreed upon before execution to demonstrate the equivalence between the existing Product manufacture by Bayer and the product manufactured by Patheon a Comparative dissolution study will be performed. The study will be performed on the feasibility batches, prepared by Patheon. Dissolution profile (3 time points, n=12) in 3 different media will be done for each.

6. Packaging Line Trial Bottles - Optional

Packaging line trial performed for 3 SKU’s. Price is representative of 3 SKU’s, scope to be discussed in further revisions. Patheon will finalize strategy with the Client before final approval. Packaging parameters will be established via a dry run of the packaging components prior to packaging validation runs. Patheon will prepare a protocol and summary report for review.

7. Bulk Hold Time Study

To establish holding time parameters prior to commencing process validation. Study conducted for two strengths, for each of the blends (solid of liquid), and cores / or uncoated tablets and on the bulk finished product at T=0, 15 days and 30 days. See Part B: Budget Summary for scope details. Includes protocol and report.

Proposal # C-CRC-286511-R3	Metuchen Pharmaceutical LLC
January 13, 2022	Stendra Tablets
Confidential	Page 16 of 31

8. Stability – Bulk Hold Optional

The precise strategy to be adopted for the stability studies has to be discussed with Metuchen and therefore several assumptions have been made at this stage. Patheon will make a detailed assessment and supply an accurate revised price for this work on provision of the full testing specification and stability requirements.

Patheon will design a stability program (single strength, single orientation, and single container type) to monitor the stability profiles of two feasibility batches packaged into 2 SKU’s.

The following assumptions have been made:

●	Samples will be placed on store concurrently and also tested concurrently at each test point.
●	Unless indicated in the stability protocol, analytical data required for the release of each validation batch manufactured at Patheon will be used for the initial time point (T=0) for all conditions.
●	A stability protocol will be prepared prior to samples being placed on store and a final report will be prepared upon completion of the stability program. Data summaries will be provided upon completion of individual time points.

Testing Matrix:

The following storage conditions and test-points are suggested for testing (to be confirmed):

Storage Conditions	Time Point (Months)
	0	1	2	3	6	9	12	18	24	36	60
25°C / 60% RH	R			X	X	X	XM	X	XM	XM
30°C / 65% RH		C	C	C	C	C	C
40°C / 75% RH		X	X	X	X

R: Release testing

X: Physical/Chemical testing (assuming Patheon standard testing regime) M: Microbiology testing

C: Contingency samples – testing to be performed only if significant change is observed or at the request of Metuchen. Testing of these samples is not included in budget.

Actual testing requirements can be adapted at a later stage to meet the specific requirements

Stability Testing Requirements
Appearance	Dissolution (profile by HPLC, n=6)
Moisture (KF)	Potency and Related Substances
ID by IR	Uniformity

Patheon will store the stability samples. Should there be insufficient space at Patheon when the project initiates, then samples can be stored off site at a Patheon approved third party supplier. Storage of samples beyond the conclusion of the stability study will be charged back to Metuchen in accordance with the Legal Terms and Conditions/Master Agreement. In the unlikely event that Metuchen requests a stability program to be terminated early, any costs associated with the disposal of any remaining drug product or shipment of any remaining drug

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product back to Metuchen will be charged back to Metuchen in accordance with the Legal Terms and Conditions/Master Agreement.

Metuchen may instruct Patheon to amend the stability schedule as required. For Minor Changes such as those that increase the number of pull points but maintain the testing and number of batches as outlined above, an invoice will be issued for the new pull points without issuance of a formal Change of Scope Agreement. For Significant Changes that affect the type and number of tests (as mentioned above) to be performed at a given time point, the price per pull point may be re-evaluated. A formal Change of Scope Agreement will be issued to capture the Significant Changes.

Patheon will prepare a stability summary report following completion of the study. The summary report will consist of a high level evaluation of whether the data for each test indicates that a change has occurred on stability and compared to specification. The report will not include any statistical interpretations or shelf life evaluations (these would be agreed between the parties via a Change of Scope Agreement if required).

9. Validation Services

To demonstrate that the manufacturing process is capable of consistently producing a finished product that meets the quality attributes as specified in the established product specification via manufacturing of three consecutive validation batches. Activities include:

●	Equipment Cleaning Validation
●	Validation Batches: R0 Standard approach is to present pricing for 3 manufacturing validation batches per strength for representative pricing purposes. Patheon will confirm the scope with Metuchen for approval before finalizing the proposal.
●	Includes generation of a protocol, execution and reporting.
●	Validation Batches –3 process validation batches per strength
●	Continued Process Verification PV Program Start Up - Risk Assessment and Protocol
●	It is assumed that a Patheon standard testing regime will be performed at the following steps: blend/powder/granulation, cores / or uncoated tablets, and on the bulk finished product. Refer to Part D for the key technical parameters used.

The continued validation approach will be discussed and agreed with Metuchen during the technical transfer project.

Proposal # C-CRC-286511-R3	Metuchen Pharmaceutical LLC
January 13, 2022	Stendra Tablets
Confidential	Page 18 of 31

10. Stability – Validation (Optional)

The precise strategy to be adopted for the stability studies has to be discussed with Metuchen and therefore several assumptions have been made at this stage. Patheon will make a detailed assessment and supply an accurate revised price for this work on provision of the full testing specification and stability requirements.

Patheon will design a stability program (single strength, single orientation, and single container type) to monitor the stability profiles of three process validation batches per strength packaged into 3 SKU’s.

The following assumptions have been made:

●	Samples will be placed on store concurrently and also tested concurrently at each test point.
●	Unless indicated in the stability protocol, analytical data required for the release of each validation batch manufactured at Patheon will be used for the initial time point (T=0) for all conditions.
●	A stability protocol will be prepared prior to samples being placed on store and a final report will be prepared upon completion of the stability program. Data summaries will be provided upon completion of individual time points.

Testing Matrix:

The following storage conditions and test-points are suggested for testing (to be confirmed):

Storage Conditions	Time Point (Months)
	0	1	2	3	6	9	12	18	24	36	60
25°C / 60% RH	R			X	X	X	XM	X	XM	XM
30°C / 65% RH		C	C	C	C	C	C
40°C / 75% RH		X	X	X	X

R: Release testing

X: Physical/Chemical testing (assuming Patheon standard testing regime) M: Microbiology testing

C: Contingency samples – testing to be performed only if significant change is observed or at the request of Metuchen. Testing of these samples is not included in budget.

Actual testing requirements can be adapted at a later stage to meet the specific requirements

Stability Testing Requirements
Appearance	Dissolution (profile by HPLC, n=6)
Moisture (KF)	Potency and Related Substances
ID by IR	Uniformity

Patheon will store the stability samples. Should there be insufficient space at Patheon when the project initiates, then samples can be stored off site at a Patheon approved third party supplier. Storage of samples beyond the conclusion of the stability study will be charged back to Metuchen in accordance with the Legal Terms and Conditions/Master Agreement. In the unlikely event that Metuchen requests a stability program to be terminated early, any costs associated with the disposal of any remaining drug product or shipment of any remaining drug

Proposal # C-CRC-286511-R3	Metuchen Pharmaceutical LLC
January 13, 2022	Stendra Tablets
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product back to Metuchen will be charged back to Metuchen in accordance with the Legal Terms and Conditions/Master Agreement.

Metuchen may instruct Patheon to amend the stability schedule as required. For Minor Changes such as those that increase the number of pull points, but maintain the testing and number of batches as outlined above, an invoice will be issued for the new pull points without issuance of a formal Change of Scope Agreement. For Significant Changes that affect the type and number of tests (as mentioned above) to be performed at a given time point, the price per pull point may be re-evaluated. A formal Change of Scope Agreement will be issued to capture the Significant Changes.

Patheon will prepare a stability summary report following completion of the study. The summary report will consist of a high level evaluation of whether the data for each test indicates that a change has occurred on stability and compared to specification. The report will not include any statistical interpretations or shelf life evaluations (these would be agreed between the parties via a Change of Scope Agreement if required).

11. Regulatory Management

Regulatory support may be provided to Client throughout the project by the European Regulatory Affairs network, part of ThermoFisher Scientific Pharmaceutical Services Group.

The wide range of integrated services proposed is built upon successful regulatory support across a wide variety of program, and may typically cover (but is not limited to):

◾	Regulatory guidance, ranging from general guidance to customized regulatory strategies;
◾	Project regulatory liaison and phase-appropriate consultancy;
◾	Common Technical Document (CTD) Quality/Module 3 (Drug Substance/Drug Product) authoring of clinical and commercial applications for major markets (EU/USA/Japan/CA);
◾	Registration support for Rest-of-World (RoW)/International applications (including assistance within GMP compliance certifications);
◾	Documentation review/gap analysis to the latest regulatory standards;
◾	Responses support to authorities questions/deficiencies within registration procedures;
◾	Variations/Post Approval Changes packages preparation;
◾	Regulatory compliance preparedness activities in relation to Client product Pre/Post-Approval Inspections.

For further visibility on our holistic regulatory offerings, please explore our Regulatory Services Menu, which can be provided on a separate basis as required.

As the extent of any regulatory support required can be uncertain at the project conception stages, a combination of fixed prices and hourly rates may be applied depending upon the scope of support requested.

Any regulatory support services requested following contract execution and project initiation can be agreed and documented via the Change of Scope process.

Proposal # C-CRC-286511-R3	Metuchen Pharmaceutical LLC
January 13, 2022	Stendra Tablets
Confidential	Page 20 of 31

Part D: Key Technical Parameters

The following technical parameters apply to the production of Stendra Tablets and the materials used therein. Pricing may be adjusted to reflect any technical changes during this project to reflect any specification or process changes.

1.	Manufacturing Parameters
1.1	Batch Size/Yields – The core tablet weight, theoretical manufacturing batch size and product yields considered by Patheon are summarized in the following table.

Product	Core Tablet Weight (mg)	Batch Size at Patheon before loss (Tablets)	Batch Size at Patheon (kg)	Manu- facturing Yield (%)	Packaging Yield (%)
Stendra 50mg	97.6	254,752	25	95%	100%
Stendra 100mg	195.2	1,313,037	256	95%	100%
Stendra 200mg	390.4	720,368	281	95%	100%

Product	Core Tablet Weight (mg)	Batch Size at Patheon before loss (Tablets)	Batch Size at Patheon (kg)	Manu- facturing Yield (%)	Packaging Yield (%)
Stendra 50mg	97.6	254,752	25	95%	99%
Stendra 100mg	195.2	1,313,037	256	95%	99%
Stendra 200mg	390.4	720,368	281	95%	99%

1.2	Manufacturing campaign – PV batches will not be produced in campaign unless otherwise specified.
1.3

Hold times – It is assumed that the process is carried out at room temperature and the holding times throughout the process are suitable for the batch size proposed. It is assumed that only standard light protection is employed and that no special precautions are required during formulation or packaging. Further details on the hold time and stability data for the drug product should be provided by Metuchen.

Proposal # C-CRC-286511-R3	Metuchen Pharmaceutical LLC
January 13, 2022	Stendra Tablets
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1.4	Other Technical Parameters-

Other Technical Parameters
API Storage	Ambient Conditions
Bulk Density assumed	0.5g/mL
Number of Granulation sub-lots	1 per Mannitol Granules 1 per Fumaric Acid Granules
100% Visual Inspection	Included
Finished Product Storage	Room Temperature (15-30°C).

1.5	Manufacturing Equipment Train – The following manufacturing equipment train is proposed.

Process Step	Equipment
	Mannitol Granules	Fumaric Acid Granules	Final Blend	Compression / Inspection
Screening	Comil	Comil	-	-
Solution Prep	Aqueous Solution Tanks	Aqueous Solution Tanks	-	-
Fluid Bed Granulation	Glatt	Glatt	-	-
Blending	-	-	4 CF In-Bin/40 CF In-Bin	-
Compression	-	-	-	Fette 2090
Inspection	-	-	-	Viswell

Proposal # C-CRC-286511-R3	Metuchen Pharmaceutical LLC
January 13, 2022	Stendra Tablets
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2.	Packaging Parameters
2.1	Packaging Components:

Bulk Tablets	30ct. Bottles
7.5-Gal Fibre Drum	60 Cc HDPE, Round, 38 Mm
4 Mil PE Liner	38 Mm CR, Induction Seal
Bubble Pack	Label, 3 Color
Wire Tie Bands	Topsert
Wire Seal	Shrink Wrap
Drum Label	Shipper, (24) 60 Cc Bottles
Pallet	Pallet
Slip Sheet	-

2.2

Secondary packaging – Further assessment and discussion will follow once the secondary packaging requirements are fully defined. Patheon assumes that a whole bulk batch will be packed off into a single Stock Keeping Unit (SKU).

2.3	Secondary packaging campaign - It is assumed that PV batches will not be produced in campaign.
2.4

The packaging component specifications assumed in this project proposal have been estimated by Patheon. Changes to the specifications will result in review of the final pricing outlined within this Project Proposal.

3.	Testing Conditions
3.1	Testing for raw materials, packaging components and finished product are based on information provided by Metuchen and Patheon’s best estimates.
3.2	It is assumed that QC test methods are fully validated and robust at the time of manufacture.
3.3	The analytical tests included in the project proposal are listed below:

Testing Requirements
In-Process Controls	Finished Product Testing
• Physical - Appearance • Physical - Hardness • Physical - Friability • Physical - Weight variation • Physical - Thickness	• Physical - Appearance • Potency (Assay) / ID • Related Substances / Impurities • Uniformity of Dose • Dissolution HPLC (single point) • Physical - Karl Fischer/Water

3.4	Microbiological testing has been included.

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3.5	Testing labour may be subject to change after the final agreements on testing specifications and requirements.
4.	Supply Chain
4.1

Patheon will procure Exclusive Items and Common Materials and Supplies for the manufacture of Product from Patheon qualified suppliers. Should Metuchen require Patheon to source any Exclusive Items or Common Materials and Supplies from specified suppliers, then these suppliers will remain under the quality audit control of Metuchen unless an agreement is reached for Patheon to take on this responsibility.

4.2	Patheon recommends review of the Common Materials and Supplies source to reduce the risk of delays and ensure delivery continuity e.g. secondary source suppliers.
4.3	Exclusive Items and Common Materials and Supplies will be supplied by Patheon in accordance with the specifications agreed. Patheon will issue formal Patheon specifications for each material.
4.4	Each lot of incoming components and excipients will be sampled and tested according to the agreed specifications.
4.5	The DS will be provided free issue/released to Patheon by Metuchen or its qualified supplier.
4.6	The DS and all excipients used for the manufacture will be GMP grade and from TSE/BSE certified sources.
4.7	Finished product will be made available at Patheon’s proposed manufacturing site (supplied EXW according to Incoterms® 2010).

Proposal # C-CRC-286511-R3	Metuchen Pharmaceutical LLC
January 13, 2022	Stendra Tablets
Confidential	Page 24 of 31

Part E: Legal Terms and Conditions

The parties are negotiating an Umbrella Development Services Agreement (the “Master Agreement”). The parties acknowledge and agree that upon its execution, the terms and conditions in the Master Agreement will govern this Project Proposal and will supersede Part E, Legal Terms & Conditions, of this Project Proposal. Each of the parties agrees to use reasonable, diligent efforts to negotiate and enter into the Master Agreement by January 31, 2021.

LEGAL TERMS AND CONDITIONS

FOR

PHARMACEUTICAL DEVELOPMENT AND TECHNOLOGY TRANSFER SERVICES

(Certain capitalized terms used herein but not defined are defined elsewhere in this Project Proposal)

1.	Services:
(a)

Patheon agrees to perform the pharmaceutical development or technology transfer services described in this Project Proposal (“Services”). The term of this Project Proposal will be from the Effective Date until completion by Patheon of the Services.

(b)

Patheon will perform the Services in compliance with cGMP as and where specified and applicable under this Project Proposal. Client acknowledges that certain aspects of the Services may include non-cGMP activities as specified in further detail in this Project Proposal.

(c)

If Patheon manufactures validation batches under this Project Proposal, the validation batches will not be considered commercially saleable and will be subject the Legal Terms and Conditions in this Project Proposal. In order for the validation batches to be commercially saleable, (i) the validation batches must be manufactured and released for commercial sale (i.e. validation must be successfully completed) and (ii) a commercial manufacturing services agreement (with associated quality agreement) must have been entered into between Client and Patheon (the “Commercial Agreement”). After commercial release, the legal terms and conditions of the Commercial Agreement will apply to the validation batches and their use and will supersede the Legal Terms and Conditions in this Project Proposal.

(d)

The parties must agree on changes, deletions or additions to the Services (“Changes”) as follows: Minor Changes (i.e. changes that do not affect the timeline or cost of Services) will be confirmed by electronic mail or other written document. Unless otherwise agreed by the parties, the implementation of optional items set forth in this Project Proposal will be considered a Minor Change. Significant Changes (such as a request by Client to change the Project Activities and other changes that impact the timeline or cost of the Services) will be confirmed by a written change of scope agreement.

(e)

Client will have a right of access to the Patheon facility performing the Services (each a “Facility”) for auditing purposes, limited to one audit every two years after the initial audit unless ‘for cause’ and as further set forth in the quality agreement between Patheon (including an applicable Affiliate) and Client. Audits performed at Patheon, outside the scope as agreed in the quality agreement, will be charged $2500 per day per auditor.

(f)	Each party will comply with applicable federal, state and local laws in connection with the performance of this Project Proposal.

2.	Advance Payment and Activity Payments:
(a)

Advance Payment. Client will pay Patheon a proportion of the agreed fees in advance as set forth in the Budget Summary of this Project Proposal (the “Advance Payment”) before the start of the project. Patheon will invoice Client for the Advance Payment immediately upon execution of this Project Proposal. There is no set term for Client’s payment of the Advance Payment invoice, but Patheon will not start the Services until the Advance Payment is paid unless otherwise agreed by the parties. The Advance Payment will be automatically applied until exhausted to the first invoices for the project as activities are completed as described below in Section 2(b)(i).

(b)	Activity Payments.
(i)

Client will pay Patheon for the Services as outlined in this Project Proposal and for any Changes which will be invoiced separately for the fees agreed to by Patheon and Client. Patheon may issue an invoice upon completion of each activity set out in the Budget Summary of this Project Proposal and in accordance with the invoicing schedule (if included in this Project Proposal).

(ii)	Client agrees that the fees set out in the Budget Summary are based upon the assumptions contained in this Project Proposal and the fees may require adjustment if these assumptions are incorrect.
(iii)	Each Patheon invoice will be due and payable on or before 30 days of the date of the invoice. Patheon will email the invoice on the date issued to the email address provided by Client.
(iv)

If any portion of an invoice is disputed, Client will pay Patheon the undisputed amount and the parties will use good faith efforts to reconcile the disputed amount as soon as practicable. Interest on undisputed past due accounts will accrue at a rate of 1.5% per month.

(v)

Upon prior written notice to Client, Patheon may suspend all Services until all undisputed outstanding invoices have been paid in full and Patheon will have no liability to Client if this suspension results in delayed performance of any Services or cancellation or rescheduling of any manufacturing slots.

(c)

Currency. All monetary amounts will be invoiced and paid in Euros or US Dollars or such other currency as set forth in the Budget Summary of this Project Proposal, unless otherwise agreed. For amounts expressed in US Dollars herein, an equivalent amount may be charged in the currency as agreed in this Project Proposal.

3.	Supply of Materials:
(a)

Client will, at its expense, supply Patheon with sufficient quantities of any substances, raw materials, intermediates, or active pharmaceutical ingredient (“Drug Substance”) specified in this Project Proposal to be provided by Client (collectively, the “Client- Supplied Materials”) for Patheon to perform the Services. All shipments of Client-Supplied Materials from Client or Client’s supplier to Patheon will be made DDP (Incoterms 2020) Patheon’s site unless otherwise agreed. All shipments of Client-Supplied Materials will be accompanied by certificate(s) of analysis from the manufacturer including confirmatory results demonstrating compliance with the manufacturer’s specifications. Client warrants that the Client-Supplied Materials will be suitable, safe and non-hazardous for use in the Services.

Proposal # C-CRC-286511-R3	Metuchen Pharmaceutical LLC
January 13, 2022	Stendra Tablets
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(b)

Patheon will purchase common materials and supplies required to perform the Services (“Common Materials and Supplies”). The cost for the Common Materials and Supplies is included within each activity price in the Budget Summary.

(c)

Common Materials and Supplies do not include third party vendor costs and items for which the minimum order cost exceeds $1,500 (collectively “Non-Included Items”) such as excipients, pre-filled syringes and plungers, vials, packaging components, caps and stoppers (liquid and lyophilisate), compression tooling, blister tooling, specialty laboratory columns, project specific change parts, and reference standards including those under the applicable United States Pharmacopoeia, the National Formulary, the British Pharmacopoeia, the European Pharmacopoeia or the Japanese Pharmacopoeia. The cost of Non-Included Items necessary for Patheon to perform the Services will be billed separately and charged to Client at Patheon’s cost plus an additional 15% as a handling charge. Client will be invoiced on receipt of any Non-Included Items. For any Non-Included Items purchased by Patheon which have expired or which no longer have any forecasted requirements, Patheon will contact Client regarding instructions to either dispose of or ship these Non-Included Items to Client. If instructions are not received from Client within 30 days, Patheon reserves the right, at Client’s cost, to dispose of the Non-Included Items.

(d)

Client is responsible for vendor qualification of Client-Supplied Materials to be used for cGMP purposes and for providing a certificate of compliance consistent with the requirements of cGMP, applicable laws and any applicable quality agreement between the parties. If Client wishes Patheon to use a specific vendor to purchase materials or supply testing or other services and this vendor is not an approved vendor currently used by Patheon, it will be Client’s responsibility to audit and approve the vendor. At Client’s request and for an additional fee, Patheon will audit the vendor on Client’s behalf and provide an audit report to Client.

(e)

If Client-Supplied Materials or materials supplied by Client appointed vendors are not supplied timely or in accordance with the relevant specification, any cancellation, rescheduling or termination of scheduled Services will be subject to applicable batch rescheduling or cancellation fees as set out in Section 4(f) (“Cancellation Fees”). Client will pay the full fees and costs for any failed or non-conforming Services that are the result of defects or other non-conformities in Client-Supplied Materials that could not have been discovered by Patheon by reasonable inspection or by using the agreed-upon testing methods (if any).

(f)

Unless otherwise agreed in a separate capital equipment and expenditure agreement (“Capital Agreement”), if any capital equipment expenditures are required to perform the Services, Client hereby directs Patheon to incur, on its behalf, all expenses and costs for the Client capital requirements (the “Client Capital Requirements”). Patheon will invoice Client for the actual cost of Client Capital Requirements plus any applicable administrative fees as set forth in this Project Proposal. Client acknowledges that advance payments may be required for Client Capital Requirements. Client will pay Patheon for all amounts owing under these invoices. If the Client Capital Requirements will be owned by Client and Patheon purchases the Client Capital Requirements on behalf of Client, Client agrees that Patheon will be the buying agent for Client and Client hereby grants to Patheon a limited power of attorney for this purpose.

(g)

If Patheon is required to buy any marketed drug product to complete the Services, Client acknowledges that the purchases will be made by Patheon on behalf of Client and that Patheon will assume no responsibility or liability whatsoever for the marketed drug product. All marketed drug product purchases will be prepaid by Client and unless otherwise agreed to between the parties, Patheon will only place an order for the marketed drug product once an agreed upon prepayment has been received.

(h)

If applicable, Patheon and Client will reasonably cooperate to permit the import of the Client-Supplied Materials and other materials into the country where the Services will be performed. Client or Client’s broker will be the “Importer” or “Importer of Record” (or equivalent, as understood under applicable law) for Client-Supplied Materials unless agreed otherwise and Client is responsible for compliance with applicable laws, and the cost of compliance, relating to that role. Client’s obligation will include obtaining the proper release of Client- Supplied Materials from the applicable customs agency and regulatory authority.

(i)

To assist Patheon in performing the Services, Client will provide Patheon, in a timely fashion, with all relevant information as Patheon may reasonably request and any delayed or incomplete delivery of information, approvals or other documentation referred to in this Section that causes a cancellation, rescheduling or termination of Services will be subject to applicable Cancellation Fees. Documentation and data supplied to Patheon by or on behalf of Client (as may be set forth in this Project Proposal) will be suitable for use under this Project Proposal, comply with all applicable laws and regulations (including without limitation those relating to the import of these materials), and receive all required governmental and regulatory approvals, including without limitation customs, regulatory and FDA approvals.

(j)

Client will be responsible for disclosing to Patheon all information available to it regarding health risks which may be involved in performing the Services, utilizing specified Client-Supplied Materials, excipients, and other components, including without limitation, industrial hygiene data, industrial hygiene analytical methods, exposure limitations for workers involved in production, toxicology reports, and other health-related data. If reasonable industrial hygiene data is not available, Patheon may develop reasonable data at Client’s expense.

4.	Termination:
(a)

Either party may terminate this Project Proposal on written notice if the other party is in material breach of any part of this Project Proposal and fails to remedy the breach on or before 30 days, or such other time period as may be reasonably necessary to remedy the breach, after receiving notice of the breach from the aggrieved party or if the other party is subject to any insolvency event.

(b)

Client may terminate this Project Proposal by giving 30 days’ notice for any business reason. A termination by Client for any reason other than under Section 4(a), will be subject to Cancellation Fees.

(c)	Patheon may terminate this Project Proposal on written notice to Client:
(i)	if Client requests to reschedule any part of the Services beyond 120 days (it being understood however that Patheon will be under no obligation to accept any rescheduling of Services);
(ii)	after 12 months of inactivity on the project at Client’s request; or
(iii)

if Patheon determines that it is unable to perform the Services or manufacture Client’s Product in a safe and effective way in accordance with applicable regulatory requirements (including OSHA and FDA regulations, and the equivalent regulations in the relevant territory) and applicable specifications, subject to Section 6(d)(iv).

(d)

If this Project Proposal is completed, expires, or is terminated by either party as provided for herein, Patheon will credit any outstanding balances owed to Client including any un-applied Advance Payment and Client will pay:

•	any fees and expenses due to Patheon for the Services rendered up to the date of completion, expiry or termination;
•	all actual costs and expenses, including any applicable administrative fee, incurred by Patheon to complete wind-down activities as agreed by the parties; and
•	any non-cancellable fees and expenses.
(e)

Client will arrange for the pickup from the Patheon site of all Client-Supplied Materials and any other Client property on or before 30 days after the earlier of the completion, termination or expiration of this Project Proposal. Patheon will charge a storage fee as described in Section 9 for Client property stored at the Patheon site after the 30th day following the completion, termination or expiration of this Project Proposal.

Proposal # C-CRC-286511-R3	Metuchen Pharmaceutical LLC
January 13, 2022	Stendra Tablets
Confidential	Page 26 of 31

(f)

The fees in the table below will apply if Client requests or causes the cancellation or rescheduling of the manufacturing of any batch on a cGMP line (the “Manufacturing Services”) in any project (whether in isolation or through termination of this Project Proposal or as a result of any delay in supplying any Client-Supplied Materials or other breach of this Project Proposal):

Number of days (inclusive) before the date that any Drug Substance is scheduled for introduction into the manufacturing process under this Project Proposal that the cancellation or rescheduling occurs	Percentage of fee quoted for the relevant Service that is payable by Client
31-90 (applies to sterile lyophilisate or sterile liquid projects only)	20%
16-30	40%
6-15	60%
1-5	90%
On or after the date of the start of manufacturing	100%

Client will also pay the fee for the analytical support that is associated with the cancelled or rescheduled Service.

5.	Intellectual Property:
(a)

The term “Intellectual Property” includes, without limitation, rights in patents, patent applications, formulae, trade-marks, trade-mark applications, trade-names, trade secrets, inventions, copyright, industrial designs, data and know-how.

(b)

For the term of this Project Proposal, Client hereby grants to Patheon, a non-exclusive, paid-up, royalty-free, non-transferable license of Client’s Intellectual Property that is reasonably necessary for Patheon to perform the Services .

(c)

All Intellectual Property generated by Patheon as a consequence of performing the Services, to the extent it is specific to Client’s Product that is the subject of the Services, will be the exclusive property of Client (“Arising Client Intellectual Property”). All Intellectual Property generated by Patheon as a consequence of performing the Services which is not Arising Client Intellectual Property will be the exclusive property of Patheon (“Patheon Intellectual Property”). Patheon hereby grants to Client, a non-exclusive, paid-up, royalty-free, transferable license of the Patheon Intellectual Property which Client may use for the manufacture of Client’s Product.

(d)

If Client intends to file a patent application relating to any Arising Client Intellectual Property, Client will give Patheon reasonable time prior to the filing date to review the disclosure for adherence to this Section 5. Patheon will perform this review and make any comments concerning the filing as soon as reasonably practicable and Client will compensate Patheon for all reasonable time devoted and expenses incurred. In instances when Client requires a Patheon employee, who is an inventor on Arising Client Intellectual Property, to opine on the invention before an administrative agency, or participate in an adversarial proceeding in protecting Arising Client Intellectual Property, Client will reimburse Patheon for the time the Patheon employee devotes to this activity.

(e)

Client acknowledges that nothing in this Project Proposal will restrict Patheon from using any Intellectual Property owned or controlled by Patheon in the development or manufacture of products for other Patheon clients or for Patheon’s own behalf.

6.	Indemnity:
(a)	Indemnification by Client.

Subject to Sections 6(b) and 6(c)(iii), Client will defend and indemnify Patheon, its Affiliates and their respective directors, officers, employees and agents (collectively, the "Patheon Indemnitees") from all third-party (other than Affiliate) actions, causes of action, subpoenas, summonses, costs (including reasonable legal fees), claims, damages, liabilities and expenses (collectively, “Losses”) relating to or arising from:

(i)	the distribution of Client’s Product or the use of Client’s Product either as part of or outside of the scope of any clinical trials;
(ii)	personal injury to any employee of Patheon directly or indirectly caused by Client’s Product;
(iii)	any misrepresentation, negligence or willful misconduct by Client or any of its Affiliates and their respective directors, officers, employees and agents (collectively, the "Client Indemnitees");
(iv)	any breach by Client of Client’s obligations or warranties under this Project Proposal; or
(v)

any claim of infringement (i) of any third party's intellectual property rights in or by Client’s Product or process; or (ii) that is related to Patheon’s use of Client’s Intellectual Property (including any Arising Client Intellectual Property) to perform the Services.

This indemnity will not apply to the extent that these Losses are those for which Patheon is obligated to indemnify the Client Indemnitees under Section 6(b).

(b)	Indemnification by Patheon.

Subject to Sections 6(a) and 6(c)(iii), Patheon will defend and indemnify the Client Indemnitees from all Losses relating to or arising from:

(i)	any misrepresentation, negligence or willful misconduct by the Patheon Indemnitees;
(ii)	any failure to manufacture Client’s Product in accordance with GMP, where applicable;
(iii)	the breach by Patheon of any of its obligations or warranties under this Project Proposal; or
(iv)	any claim of infringement of any third party's intellectual property rights in or by Patheon’s Intellectual Property that is used to perform the Services.

This indemnity will not apply to the extent that these Losses are those for which Client is obligated to indemnify the Patheon Indemnitees under Section 6(a).

If a claim occurs under Section 6(a) or 6(b), the indemnified party will: (i) promptly notify the indemnifying party of the claim; (ii) use commercially reasonable efforts to mitigate the effects of the claim; (iii) reasonably cooperate with the indemnifying party in the defense of the claim; and (iv) permit the indemnifying party to control the defense and settlement of the claim, all at the indemnifying party's cost and expense.

(c)	Limitation of Liability.
(i)	If Patheon fails to perform any part of the Services in accordance with this Project Proposal, then Client's sole remedy, whether in contract, tort, equity or otherwise, will be to request Patheon to:
(A)	repeat that part of the Service at Patheon’s cost except that Client will supply the Client-Supplied Materials; or
(B)	reimburse Client for the price for that part of the Service, excluding the cost of the Client-Supplied Materials.
(ii)

Due to the inherent risk of pharmaceutical development, Patheon accepts no liability for the cost of any lost or replacement Client- Supplied Materials, however that liability arises (including, without limitation, as a result of negligence).

(iii)

Under no circumstances will either party will be liable to the other in contract, tort, negligence, breach of statutory duty, by indemnity or otherwise for (a) any (direct or indirect) delay, penalty, loss of profits, of production, of anticipated savings, of business, of goodwill or of use of Client’s Product, or costs of any substitute services or (b) any other liability, damage, cost or expense of any kind incurred by the other party of an indirect or consequential nature, regardless of any notice of the possibility of these damages.

(iv)	Nothing in this Project Proposal is intended to limit either party's liability for: (a) death or personal injury caused by its negligence; or (b) fraud or fraudulent misrepresentation.

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(v)

Notwithstanding any other term of this Project Proposal, if Patheon fails to perform any part of any Clinical Supply Optimization Services in accordance with this Project Proposal, Patheon’s liability for any and all obligations will not in the aggregate exceed 100% of the fees paid for the Clinical Supply Optimization Services. For the purpose of this Section, “Clinical Supply Optimization Services” means any project management for the strategic design and initiation phases for coordination of clinical supplies or other early demand planning services that are performed as part of the Services.

(d)	No Warranty.
(i)

The parties recognize that the Services are of a developmental, experimental or research nature and Client’s Product is not intended for commercial use. Client acknowledges and agrees that all timelines are good faith estimates. Patheon hereby disclaims any warranties that the Services will be successfully completed, or successfully completed within the contemplated time period, despite Patheon’s commercially reasonable efforts to do so.

(ii)

PATHEON MAKES NO WARRANTY OR CONDITION OF ANY KIND, EITHER EXPRESSED OR IMPLIED, BY FACT OR LAW, OTHER THAN THOSE EXPRESSLY SET FORTH IN THIS PROJECT PROPOSAL. PATHEON MAKES NO WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE OR WARRANTY OF MERCHANTABILITY FOR CLIENT’S PRODUCT, OR FOR ANY PARTICULAR RESULTS FROM THE PERFORMANCE OF THIS PROJECT PROPOSAL.

(iii)	Unless specified in this Project Proposal, Patheon makes no representation or warranty that any product resulting from the performance of the Services will conform to certain specifications.
(iv)

Client acknowledges that due to the uncertain and unpredictable nature of certain aspects of the Services, Patheon may make recommendations before or after the start of the Services to ensure that Client’s Product can be manufactured in a safe and effective way in accordance with applicable regulatory requirements (including OSHA and FDA regulations, and the equivalent regulations in the relevant territory) and applicable specifications. The parties will discuss in good faith any Changes required to implement these recommendations. If Client opts to proceed against Patheon’s recommendation (including by failing to agree a related Change proposed by Patheon), Section 4(c)(iii) will apply.

7.	Regulatory Filings:

If the Services relate to a clinical phase III project or if Patheon is selected to be the site for commercial manufacture of Client’s Product, then prior to filing with the relevant regulatory authority any clinical trial application, including any US Investigational New Drug Application or EU Investigational Medicinal Product Dossier or any documentation that is equivalent to these applications, Client will give Patheon a copy of the Quality Module of the Common Technical Document (the “CTD”) that relates to the application as well as all supporting documents which have been relied upon to prepare the CTD. This disclosure will permit Patheon to verify that the CTD accurately describes the Services that Patheon has performed and the manufacturing and testing processes that Patheon will perform under this Project Proposal. Patheon will have a minimum of 21 days to perform this review or such other time as the parties may agree in writing.

If Client does not provide Patheon with the documentation requested above within the time stipulated and if Patheon reasonably believes that Patheon’s relationship with the regulatory authority may be jeopardized, Patheon may, in its sole discretion, delay or postpone the regulatory authority inspection which is or is equivalent to the FDA’s pre-approval inspection until Patheon has reviewed the requested documentation and is satisfied with its contents.

If Patheon determines that any of the information provided by Client is inaccurate or deficient in any manner whatsoever (the “Deficiencies”), Patheon will notify Client in writing of the Deficiencies. Until the Deficiencies have been resolved or agreement has been reached with Client for resolution, Patheon reserves the right, in its sole discretion, to not participate in the regulatory authority inspection. If this occurs, Patheon’s non-participation in the inspection will not be construed as a breach of any of its obligations under this Project Proposal.

8.	Delivery and Shipping:
(a)

Delivery/Shipment. Any delivery by or on behalf of Patheon for Client will be made EXW (Incoterms 2020) the Facility unless otherwise agreed. Risk of loss or damage to shipments will transfer to Client when loaded onto the carrier’s vehicle by Patheon. Each shipment will be packaged for transport in accordance with Client’s instructions and this Project Proposal. Client will be responsible for obtaining insurance covering the shipment after Patheon delivers the shipment to the carrier. Client will obtain any required licenses and authorizations necessary for export, and will otherwise comply with all applicable laws and pay any applicable export or import fees, duties and taxes.

(b)	Carrier Management.
(i)

Carrier Management through TTM. If it is agreed that Patheon will coordinate collection of Client’s Product or material using Patheon’s carriers, as set out in this Project Proposal, then coordination will be provided through Patheon’s Total Transportation Management Services (“TTM”), and the following terms will apply:

Client agrees that Patheon is to coordinate the transport of Client’s Product or materials, and Patheon will do so as an agent of Client and at Client’s sole risk and expense. In addition to the terms and conditions outlined in this Project Proposal, Client agrees to the following: (a) Client will pay, to Patheon, all freight charges as referenced in this Project Proposal and Client will be responsible for all final freight charges based on actual shipping characteristics and all charges with respect to services that were not contemplated in this Project Proposal including but not limited to charges for accessorial services such as detention and demurrage, (b) Client approves and accepts Patheon’s selection of transportation mode and carrier, (c) Client agrees to grant Patheon the ability to coordinate customs clearance up to, and including, paying duties and taxes on Client’s behalf, and (d) Client agrees that shipment will be subject to the terms and conditions of the selected carrier’s waybill and that Client’s sole recovery for loss, damage, destruction or delay will be directly against the underlying carrier, which carrier may limit its liability. In no event will Patheon be considered a freight forwarder or carrier in the provision of TTM.

(ii)

Client Managed Shipping (Client Carrier). If Client expressly elects to provide its own transportation, Client will coordinate collection of Client’s Product or material using its own carrier, and (i) Patheon will tender the shipment to Client’s carrier as instructed from Patheon’s location at Client’s sole risk and expense, and (ii) Client will ensure that all costs of shipment are billed directly to Client by Client’s carrier.

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9.	Storage after Release or Project Completion:
(a)

Unless otherwise agreed between the parties, Client will pay Patheon the following storage fees if manufactured Client’s Product, retained samples, stability samples, clinical trial materials, placebo, development, feasibility, scale-up, registration, validation or any other batches, Client-Supplied Materials, Non-Included Items or any other Client property (collectively “Materials”) are stored at Patheon for more than 30 days after (i) their release for shipment or request for removal by Patheon; or (ii) the issuance of a report by Patheon for the final time point for that given storage condition (according to the agreed stability protocol) or after cancellation of a given program in the case of retained samples or stability samples (“Sample Release”):

(i)	Non-controlled substances:
(A)	$500 per month, per pallet (one month, one pallet minimum) for storage under room temperature;
(B)	$100 per cubic foot, per month (one cubic foot, one month minimum) for storage under conditions of 2°C – 8°C; and
(C)	$200 per cubic foot, per month (one cubic foot, one month minimum) for storage under frozen conditions.

For Materials in subsection (i) stored more than 90 days after their release for shipment or request for removal by Patheon, the stated fees above will double.

(ii)	Controlled-substances: $1,000 per month, per pallet (one month, one pallet minimum).
(iii)	Retained samples or stability samples:
(A)	$500 per 50 liters of walk-in storage volume per month (one month, 50 liter minimum); and
(B)	$100 per liter of reach-in storage volume per month (one month, one liter minimum).

For retained samples or stability samples in subsection (iii) stored more than 90 days after Sample Release, the stated fees above will double.

(iv)	If Client requests storage at conditions different than those stated in Section 9(a), then this will be discussed and agreed between the parties on a separate basis.
(b)

Patheon reserves the right to refuse to store any Materials, at its sole discretion at any time following completion of the Services. Client will assume all risk of loss or damage to the Materials stored for more than 30 days after their release for shipment by Patheon, or in the case of retained samples and stability samples, after Sample Release unless Patheon agrees to the additional storage time, and it will be Client’s responsibility to have appropriate insurance coverage in place for this risk. If Client asks Patheon to destroy any Materials, Client will be responsible for the cost of destruction. Patheon will, at Client’s cost, destroy all stability samples and retained samples that remain in storage for more than 30 days after Sample Release unless Patheon agrees to the additional storage time.

10.	Miscellaneous:
(a)	Assignment and Subcontracting.
(i)

Neither this Project Proposal, nor any of either party’s rights or obligations hereunder, may be assigned, novated or otherwise transferred by either party without the prior written consent of the other party, this consent not to be unreasonably withheld or delayed. But either party may, upon written notification to the other party, assign, in whole or part, its rights and obligations under this Project Proposal to an Affiliate or, in connection with a merger, consolidation or sale of substantially all of the business to which this Project Proposal relates, to an unrelated third party. For purposes of this Project Proposal, “Affiliate” means an entity controlling, controlled by or under common control with Patheon or Client, where control is defined as ownership, directly or indirectly, of more than 50% of the voting rights in the entity.

(ii)

Patheon may subcontract the Services hereunder to an Affiliate as specified in this Project Proposal or arrange for any of its Affiliates to perform specific Services under this Project Proposal. Client agrees that Patheon will remain exclusively liable to Client for any breach of this Project Proposal or negligence by its Affiliates in the course of performing: (a) subcontracted Services; or (b) obligations under the applicable Quality Agreement (if any).

(iii)

Patheon may also arrange for non-Affiliate third party subcontractors (“Third Party Subcontractors”) to perform specific Services (such as testing or analysis) under this Project Proposal with Client’s consent or at Client’s request. Patheon’s liability for Third Party Subcontractors will remain subject to all limitations on Patheon’s liability as set out in this Project Proposal.

(iv)

Patheon will have no liability arising from the performance of Services by Third Party Subcontractors: (a) that are chosen or requested by Client; (b) that is a service provider not validated or utilized by Patheon prior to the date of this Project Proposal; or (c) to the extent that the Third Party Subcontractor is following the direct instructions of Client.

(b)	Force Majeure.

Except for payment obligations, neither party will be responsible for delay or failure in performance resulting from acts beyond the reasonable control and without the fault or negligence of the party, including, but not limited to, strikes or other labor disturbances, lockouts, quarantines, communicable disease outbreaks, riots, wars, acts of terrorism, fires, floods, storms, interruption of or delay in transportation, defective equipment, lack of or inability to obtain fuel, power or components, or compliance with any order or regulation of any government entity.

(c)	Survival.

Any termination or expiration of this Project Proposal will not affect any outstanding obligations or payments due hereunder prior to the termination or expiration, nor will it prejudice any other remedies that the parties may have under this Project Proposal. The following will survive the expiration or termination of this Project Proposal: the Confidentiality Agreement and Sections 4, 5, 6, 7, 9 and 10 (as applicable) of this Project Proposal.

(d)	Independent Contractors.

The parties are independent contractors and this Project Proposal will not be construed to create between Patheon and Client any other relationship such as, by way of example only, that of employer-employee, principal, agent, joint-venturer, co-partners or any similar relationship.

(e)	Confidentiality.

The Confidentiality Agreement entered into between the parties will apply to all confidential information about the parties and the Services to be conducted under this Project Proposal and the Confidentiality Agreement is incorporated herein by reference. If the Confidentiality Agreement expires or terminates before the expiration or termination of this Project Proposal, then the terms of the Confidentiality Agreement will nonetheless continue to govern the parties’ obligations of confidentiality for the term of this Project Proposal and for five years thereafter.

(f)	Other Terms.

No terms, provisions or conditions of any purchase order or other business form or written authorization used by Client or Patheon will have any effect on the rights, duties or obligations of the parties, or otherwise modify, this Project Proposal, regardless of any failure of Client or Patheon to object to the terms, provisions, or conditions.

(g)	Insurance.

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Each party will maintain during the term of this Project Proposal commercial general liability and product liability insurance which is sufficient to cover their respective liability under this Project Proposal. Either party will provide evidence of this insurance upon the request of the other party.

(h)	Entire Agreement.

This Project Proposal, together with any quality agreements entered into thereunder, and any other agreements (e.g., a Capital Agreement) that are expressly entered into hereunder, are the complete agreement between the parties with respect to this subject matter and supersedes all other prior agreements, representations and understandings, whether written or oral. Except as otherwise provided in this Project Proposal, any modifications, amendment or supplement to this Project Proposal must be in writing and signed by authorized representatives of both parties.

(i)	Severability.

If any provision of this Project Proposal is determined by a court of competent jurisdiction to be invalid, illegal, or unenforceable in any respect, that determination will not impair or affect the validity, legality, or enforceability of the remaining provisions, because each provision is separate, severable, and distinct.

(j)	Execution in Counterparts.

This Project Proposal may be executed in two or more counterparts, by original or electronic (including “PDF”) signature, each of which will be considered an original, but all of which together will constitute one and the same instrument.

(k)	No Third Party Benefit or Right.

Nothing in this Project Proposal will confer on any third party (except that Patheon Affiliates acting as subcontractors under this Project Proposal may enforce Sections 6(c) and 6(d)) any benefit or the right to enforce any express or implied term of this Project Proposal. The rights of the parties to terminate, rescind or agree on any variation, waiver or settlement under this Project Proposal are not subject to the consent of any other person.

(l)	Choice of Law.

This Project Proposal and any dispute or claim (including non-contractual disputes or claims) arising out of or in connection with it or its subject matter or formation is governed by the laws of (i) the State of Delaware if it is with a Patheon entity registered in the United States or Canada, or (ii) England if it is with a Patheon entity registered outside the United States or Canada, in each case without regard to any conflicts-of-law principle that directs the application to another jurisdiction’s law. Both parties hereby submit to the exclusive jurisdiction of the courts in the applicable location. The parties further expressly agree that the UN Convention on Contracts for the International Sale of Goods will not apply to this Project Proposal.

(m)	Patheon Staff.

During the term of this Project Proposal, and for one year after its termination, Client and its Affiliates will not, directly or indirectly, solicit, induce, recruit, encourage or otherwise endeavor to cause or attempt to cause any officer, employee, director or consultant of Patheon or any of its Affiliates who became known to Client or its Affiliates in connection with the Services or who has performed work in connection with the Services, to terminate or discontinue their employment, contract or other relationship with Patheon or any Patheon Affiliate.

(n)	Anti-Bribery.

The parties agree:

(i)	to comply with all applicable laws, statutes and regulations relating to anti-bribery and anti-corruption including but not limited to the

U.S. Foreign Corrupt Practices Act and the UK Bribery Act (collectively, the “Relevant Laws”);

(ii)

to have and maintain in place throughout the term of this Project Proposal their own policies and procedures to ensure compliance with the Relevant Laws (and to provide a copy to the other party on request) and will appropriately enforce those policies and procedures including providing training; and

(iii)

that no employee, contractor, supplier, agent, broker, or entity will offer or pay anything of value to a public or private official intending to influence or induce an official act or decision or to obtain an improper advantage.

A material breach of this Section 10(n) will be considered a material breach of this Project Proposal. If there is a material breach of this Section 10(n), the aggrieved party will have the right to immediately terminate this Project Proposal, without any liability to the other party.

(o)	Taxes.
(i)	VAT.
(A)

Fees for Services and any other payment due to Patheon under this Project Proposal in consideration for the provision of Services to Client by Patheon is exclusive of value added taxes (“VAT”), turnover taxes, sales taxes or similar taxes, including any related interest and penalties (together referred to as “Transaction Tax”) which will be added to the invoice amount and will be reimbursable to Patheon by Client.

(B)

Patheon will use its reasonable commercial efforts to ensure that its invoices to Client are issued in a way to meet the requirements for deduction of input VAT by Client, if Client is permitted by law to do so.

(C)	If Patheon is acting as Client’s buying agent, Patheon will always charge to Client Transaction Tax in the relevant territory in addition to the amount paid by Patheon to supplier.
(D)

Reference to the Services in this Section also includes any element (or the entirety) of the Services characterized as a supply of goods by Patheon, its subcontractor or any tax authority for Transaction Tax purposes.

(ii)

Duties. Client will bear the cost of all duties, levies, tariffs and similar charges (and any related interest and penalties) (together “Duties”) however designated, arising from the performance of the Services by Patheon, including (without limitation) those imposed as a result of the shipping of materials (including Drug Substance, materials, components and finished Client’s Product) to, from or between Patheon facilities. If these Duties are incurred by Patheon, then Patheon will be entitled to invoice Client for these Duties at the time that they are incurred.

(iii)	Withholding Tax.
(A)

Where any sum due to be paid to Patheon hereunder is subject to any withholding or similar tax, Client will pay the withholding or similar tax to the appropriate government authority and deduct the amount then due to Patheon, in a timely manner and promptly transmit to Patheon an official certificate or other evidence of the withholding sufficient to enable Patheon to claim payment of these taxes. The parties agree to cooperate with one another and use reasonable efforts to reduce or eliminate or enable the recovery of any tax withholding or similar obligations for royalties, milestone payments, and other payments made by Client to Patheon under a Project Proposal.

(B)	Patheon will provide Client any tax forms that may be reasonably necessary in order for Client not to withhold tax or to withhold tax at a reduced rate under an applicable bilateral income tax treaty.
(C)

Each party will provide the other with reasonable assistance to enable the recovery, as permitted by applicable laws, of withholding taxes, or similar obligations resulting from payments made under a Project Proposal, any recovery to be for the benefit of the party bearing the withholding tax.

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Patheon Pharmaceuticals Inc. (“Patheon”)		Metuchen Pharmaceuticals LLC (“Client”)
2110 East Galbraith Road		200 Route 9 North, Ste 500
Cincinnati, OH 45237		Manalapan, NJ 07726
Registered in Delaware		United States

By:		By:

Name:	Peter Ercoli	Name:	Fady Boctor

Title:	Vice President / General Manager	Title:	President, Chief Commercial Officer

Date:	14 January 2022 | 16:17 PST	Date:	1/13/2022

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